Exhibit 10.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

February 5, 2018

Brian Simms

[***]

Dear Brian:

On behalf of Fast Radius, Inc., (the “Company”), it is our pleasure to offer you employment in the position of Vice President of Sales & Marketing. In this position, you will report to Lou Rassey, the Chief Executive Officer. We anticipate that your employment will begin on Friday, March 16, 2018, or a mutually agreed upon date (“Start Date”).

Your starting salary will be $250,000 per year. Currently we pay salaries on a bi-monthly basis.

You will also be eligible for a Performance Bonus tied to performance vs. 2018 plan in the transactional business (“Transactional Sales”). In 2018, Performance Bonus shall be based on the following schedule:

•	No Performance Bonus until achieve 75% of plan

•	[***] of all sales (i.e. back to first dollar) between 75% and 100% of plan

•	[***] of all sales (i.e. back to first dollar) between 100% and 150% of plan.

•	[***] on sales over 150% of plan

For the avoidance of doubt, below is a summary of the Performance Bonus at various levels of billed Transactional Sales.

	Multiple of Plan	Billings Plan for Transactional [***] ($m)	% of sales (top tier)	Bonus ($)	Bonus as % of base comp	Total Cash Comp ($k)
	0.50	[***]	[***]	—	0%	250
	0.75	[***]	[***]	86	34%	336
Hit Plan	1.00	[***]	[***]	190	76%	440
	1.33	[***]	[***]	253	101%	503
	1.50	[***]	[***]	285	114%	535
	2.00	[***]	[***]	399	160%	649
	2.25	[***]	[***]	456	182%	706

Transactional Sales shall be defined as all billed revenue in 2018 with the exception of revenue from the Application Launch Program (“ALP”) and revenue from Enterprise Clients. For each new participant in ALP which you or your team introduce, 25% of the billed fees for ALP shall be added to the Transactional Sales total. Enterprise Clients include the companies enrolled in the Application Launch Program and other clients where the engagement model is more focused on new product development, application discovery, and other longer sales cycle models. Current Enterprise Clients are: [***]. Additional Enterprise Clients shall be specifically defined on an on-going basis via email by the CEO.

In order to qualify for the Performance Bonus, aggregate gross margin for Transactional Sales must be at least [***]. In the event gross margin is less than [***] and/or revenue is less than 75% of the base plan, any Performance Bonus will be at the discretion of the Board of Directors and shall be consistent with how the Board sets Performance Bonus payouts for other members of the Executive Team.

Your compensation will be paid in accordance with the Company’s regular payroll practices and will be subject to all applicable withholdings and deductions as required by federal, state and local laws. Performance Bonuses are paid in the first payroll period in February for the prior year’s bonus at which point employees must be current employees in good standing to receive Performance Bonus payment.

You will also be eligible to receive 206,966 Incentive Stock Options (“ISOs”) in accordance with the Fast Radius 2017 Stock Plan (“Time-based Equity Grant”). ISOs will vest over a four-year period, with a one-year cliff and monthly vesting thereafter. These options will be granted no less than 30 days from your Start Date, subject to your continued employment through the vesting date.

In addition, you will be eligible to receive an additional 26,216 ISOs which will follow the same vesting schedule as the Time-based Equity Grant, but will only vest once Company qualifies for its “Tranche 2” equity financing (“Milestone-based Equity Grant”). For example, if the Company has not received its Tranche 2 equity investment 14 months after your start date, none of the Milestone-based Equity Grant will be vested. If the Company receives its Tranche 2 equity investment in your 15th month, then 15/48 of your Milestone-based Equity Grant will immediately vest and continue vesting on a monthly basis thereafter.

Note that Fast Radius, Inc. currently has 20,696,606 shares outstanding and anticipates that after Tranche 2 there will be 23,318,175 shares outstanding.

Additionally, you will be eligible for medical benefits beginning on the first day of the month following your Start Date (i.e., March 1, 2018). Fast Radius will provide health insurance and will provide a subsidy to your health insurance premium of up to $1000 / month.

Should your employment be terminated by the Company without Cause, you will be eligible for three months of salary after the Termination Date and the vesting on your Time-based Equity Grant (excluding the Milestone-Based Equity Grant, unless Company has secured its Tranche 2 financings) will accelerate by six months. For example, if your employment is terminated by the Company in month 10 of your employment and the Company has not secured its Tranche 2 financings, 16/48ths of your Time-based Equity Grant will vest as of the termination date and you will forfeit 100% of your Milestone-based Equity Grant.

As a condition of your employment, you will be required to accept and sign the enclosed Employee Non-Disclosure, Intellectual Property and Restrictive Covenants Agreement (the “Employee Agreement”). Please return the signed Employee Agreement to us before commencement of your employment.

You agree to comply with any policies and rules implemented by the Company from time to time, including an employee handbook adopted by the Company.

As required by law, your employment is contingent upon your completion of the applicable portions of the Employment Eligibility Verification Form I-9 and presentation of documentation establishing your identity and employment eligibility as set forth in the Form I-9. Your employment is also contingent upon a formal background check.

You have advised us that you are not subject to any employment, non-competition or other similar agreement or restriction that would prevent you from working for the Company or otherwise restrict you from performing your job duties for the Company. By accepting this offer of employment, you are representing and warranting that you are not subject to any such restrictions.

We expect that our employees respect and maintain in confidence the Company’s confidential and proprietary information. Likewise, we expect and insist that our new employees respect and maintain in confidence any confidential and proprietary information acquired prior to joining the Company. By accepting this offer of employment, you are agreeing to comply with these instructions.

This letter agreement, together with the Employee Agreement, sets forth the entire agreement and supersedes all prior agreements and understandings, whether oral or written, between you and the Company regarding your employment. This letter agreement will be governed by Illinois law.

We are excited at the prospect of having you join Fast Radius. Please confirm your acceptance of this offer by signing and returning a copy of this letter and the Employee Agreement. Should you have any questions, please do not hesitate to contact us.

/s/ Brian Simms	2/5/2018
Signature	Date

Sincerely,

/s/ Lou Rassey

Lou Rassey

Chief Executive Officer

Fast Radius, Inc.